UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act Of 1934

Date of Report: January 3, 2013

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 2.03 is hereby incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 27, 2012, Comstock Holding Companies, Inc. (the “Company”), through its Comstock Redland Road, L.C. subsidiary (the “Borrower”), entered into a Purchase Money Deed of Trust, Security Agreement, Deed of Trust Note, and related documents (the “Loan Documents”) with Eagle Bank (“Lender”) pursuant to which the Borrower secured a Two Million Five Hundred Thousand Dollar ($2,500,000) acquisition bridge loan (the “Bridge Loan”) to finance the Company’s acquisition of property directly adjacent to the Shady Grove Metro in Rockville, Montgomery County, Maryland (the “Property”). The Company intends to build 36 townhome units, three single family moderately priced dwelling units, and a 117-unit multi-family residential building (the “Project”) on the Property. Under the terms of the Loan Documents, the Bridge Loan has a maturity date of ninety (90) days and provides for an interest rate of five percent (5%). The Bridge Loan is secured by a second deed of trust on the Project and the Company’s Eclipse project and is fully guaranteed by the Company, Comstock Potomac Yard, L.C. and the Company’s Chairman and Chief Executive Officer. In connection with the maturity of the Bridge Loan and the Seller Financing, hereafter defined, the Lender has issued to the Borrower a commitment to provide the acquisition and development financing for the Project, the construction financing for the townhome and single family units and an affiliate of the Lender has issued a commitment for mezzanine financing for the Project.

In addition, on December 27, 2012, the Company, through the Borrower, entered into a Deferred Purchase Money Promissory Note and First Deed of Trust with the seller of the Project, TSR-Shady Grove, LLC (“Seller”), in the amount of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) (the “Seller Financing”). The Seller Financing has a maturity date of March 28, 2013, an interest rate of six percent (6%), and is secured by a first deed of trust on the Project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2013

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer